November 7, 2013

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100F Street Northeast

Washington, DC 20549-2000

RE:      Nevada Health Scan, Inc.

File No. 000-54231

Dear Sir or Madam:

We  have  read  Item  4.01  of  the  first  Form  8-K  filed  Nevada  Health  Scan,  Inc.  (“the  Registrant’)

and  responded  with  our  letter  at  that  time  dated  October  25,  2013.   We  note  that  Registrant  has

filed  a  revised  Form  8-K  dated  October  15,  2013  and  further  disagree  with  the  statements

contained  therein  as  it  pertains  to  our  firm.   We  were  the  registered  public  accounting  firm  for

the Registrant from August 13, 2012 until our resignation effective October 15, 2013.

We  do  agree  that  we  did  not  perform  the  SAS  100  Quarterly  reviews  for  the  interim  periods

December  31,  2012  through  to  June  30,  2013.  Therefore  we  can  only  confirm  there  are  no

disagreements  as  of  the  period  ended  September  30,  2012.   We  disagree  that  we  did  not  respond

to  the  Registrant.   We  did  not  complete  the  reviews  for  the  interim  periods  December  31,  2013 through  to  June  30,  2013  because  we  weren’t  provided  information  requested  to  perform  the reviews properly.

We  have  no  basis  to  agree  or  disagree  with  any  other  statements  of  the  Registrant  contained  in

Item 4.01 other than the paragraph above.

Sincerely,

/s/ Anton & Chia, LLP